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UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

)

UNITED STATES OF AMERICA, )

Plaintiff, )

)

v. )

)

AVX CORPORATION, et al., )CIVIL ACTION NO. 83-3882-Y

Defendants. )

)

COMMONWEALTH OF MASSACHUSETTS, )

Plaintiff, )

)

v. )

)

AVX CORPORATION, et al., )

Defendants. )

)

SUPPLEMENTAL CONSENT DECREE WITH DEFENDANT AVX CORPORATION

This Supplemental Consent Decree ("Supplemental Decree"), upon entry by the Court,

supplements and modifies the Consent Decree with Defendant AVX Corporation that was entered by this Court on February 3, 1992 with regard to the New Bedford Harbor Site (the

"1992 Consent Decree") by adding new provisions, deleting certain provisions, and revising certain other provisions, which affect the parties' rights and obligations only on and after the date of entry of this Supplemental Decree. Except as specifically provided in this Supplemental

Decree, all provisions of the 1992 Consent Decree otherwise remain in full force and effect. The

1992 Consent Decree is attached hereto as Appendix A.

The 1992 Consent Decree resolved the claims that the United States of America ("United

States") and the Commonwealth of Massachusetts ("Commonwealth") (collectively referred to as

"Plaintiffs") then had against AVX Corporation ("AVX").

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This Supplemental Decree resolves claims that Plaintiffs now seek to assert against AVX,

which claims Plaintiffs contend are authorized or provided for in Paragraphs 16 and 18 of the

1992 Consent Decree.

Together, the 1992 Consent Decree and this Supplemental Decree resolve Plaintiffs'

claims against AVX with regard to the New Bedford Harbor Site except as set forth in these

Decrees.

Introduction

Subsequent to the entry of the 1992 Consent Decree, the United States Environmental

Protection Agency ("EPA") implemented the remedy for Operable Unit 2 ("OU2") at the Site, as set forth in the April 6, 1990 Record of Decision ("ROD"), as modified. EPA completed the work for the OU2 remedy in May 2000.

On September 25, 1998, EPA issued a ROD selecting the remedy for Operable Unit 1

("OU1") at the Site, including the State enhanced remedy. The Commonwealth concurred on the

OU1 selected remedy. The remedy for OU1, as modified, at the Site includes: the dredging and disposal of contaminated sediment; construction of on-site containment facilities for dredged sediment contaminated with polychlorinated biphenyls; long-term monitoring and maintenance of the facilities; long-term monitoring of the Site; and institutional controls.

Following the issuance of the OU1 ROD, from 1999 through 2004, EPA performed remedial design and remedial action activities. In 2004, EPA began full-scale dredging of contaminated sediment as part of the OU1 remedy.

Pursuant to a cost-sharing agreement known as the "Superfund State Contract Between the Commonwealth of Massachusetts and the U.S. Environmental Protection Agency for the

Response Related to the New Bedford Harbor Site Upper and Lower Harbor Operable Unit, New

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Bedford, Massachusetts," last executed on February 28, 2000, as amended, the Commonwealth has been, inter alia, obligated to fund and has funded a portion of the OU1 remedy that EPA has performed, and the Commonwealth has been obligated to perform certain operation and maintenance activities.

The United States and the Commonwealth assert that the conditions giving rise to claims against AVX, as set forth in the reservations of rights in Paragraphs 16 and 18 of the 1992

Consent Decree, have occurred, thereby allowing Plaintiffs to seek from AVX response costs or performance of the OU1 remedy.

On April 18, 2012, EPA issued to AVX a Unilateral Administrative Order (Docket No.

CERCLA-01-2012-0045) ("Administrative Order"), pursuant to Section 106 of CERCLA, 42

U.S.C. § 9606, and the 1992 Consent Decree, directing AVX to perform a remedial design and to implement the remedial design by performing a remedial action and performing operation and maintenance of such remedial action for the OU1 remedy.

The parties have engaged in good faith negotiations with one another to resolve the allegations and rights of Plaintiffs under Paragraphs 16 and 18 of the 1992 Consent Decree and the defenses and rights of AVX regarding Plaintiffs' claims.

The United States, the Commonwealth, and AVX agree, and by modifying the 1992

Consent Decree as provided in this Supplemental Decree, this Court finds that the settlement memorialized in this Supplemental Decree, without prolonged and complicated litigation and without the admission or adjudication of any issue of fact or law, is the most appropriate means of resolving the parties' claims and defenses, will expedite the cleanup of the New Bedford

Harbor Site, and that this Supplemental Decree is fair, reasonable, and in the public interest.

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Upon entry of this Supplemental Decree by this Court, EPA will withdraw the

Administrative Order and AVX will withdraw its Freedom of Information Act requests (to EPA,

the United States Department of Justice and the United States Army Corps of Engineers) and

Massachusetts Public Records Law requests to the Commonwealth (including to the Department of Environmental Protection).

The parties to the 1992 Consent Decree have entered into this Supplemental Decree supplementing or modifying certain provisions of the 1992 Consent Decree specifically related to the claims asserted by Plaintiffs, by adding new provisions, deleting certain provisions, and revising certain other provisions subject to Court approval, as specified herein.

NOW, THEREFORE, it is hereby ORDERED, ADJUDGED, AND DECREED:

This Supplemental Decree supplements or modifies those provisions of the 1992 Consent

Decree as specified herein by adding new provisions, deleting certain provisions, and revising certain other provisions, which affect the parties' rights and obligations only on and after the date of entry of this Supplemental Decree. Except as specifically provided in this Supplemental

Decree, all provisions of the 1992 Consent Decree otherwise remain in full force and effect. In the case of any conflict between the 1992 Consent Decree and this Supplemental Decree, this

Supplemental Decree shall control. Further, nothing in this Supplemental Decree shall limit,

modify or otherwise affect the rights or obligations of any party in either the Administrative

Settlement Agreement and Order on Consent for Non-Time Critical Removal Action (CERCLA

Docket No. 01-2010-0017) between AVX and EPA, effective June 3, 2010, or the Administrative

Consent Order and Notice of Responsibility in the Matter of AVX Corporation, File No. ACO-

SE-09-3P-016, Release Tracking Number 4-0601 between AVX and the Commonwealth. having an effective date of June 3, 2010.

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Jurisdiction

1. The United States District Court for the District of Massachusetts ("Court") has

jurisdiction over the subject matter of this action and the parties to this Supplemental Decree pursuant to 28 U.S.C. §§ 1331 and 1345, Section 113(b) of CERCLA, 42 U.S.C. § 9613(b),

Section 7003 of RCRA, 42 U.S.C. § 6973, Section 504 of the CWA, 33 U.S.C. § 1564, and

Section 13 of the 1899 Act, 33 U.S.C. § 407, and has pendent jurisdiction over the claims arising under state law. This Court has personal jurisdiction over AVX which, for purposes of this

Supplemental Decree, waives all objections and defenses that it may have to jurisdiction of the

Court or to venue in this District.

Applicability of Supplemental Decree

2. Paragraph 2 in the 1992 Consent Decree is unchanged except that:

A. In the first sentence of Paragraph 2.A., the location of AVX's executive offices is changed from "New York, New York" to "Fountain Inn, South Carolina";

B. At the end of the initial clause of the final sentence of Paragraph 2.A., "of the 1992 Consent Decree and Paragraph 16 of this Supplemental Decree" is inserted after

"Paragraphs 14 and 15" and before the comma; and

C. At the end of Paragraph 2.C. "including the Massachusetts Department of

Transportation, including as successor to Massachusetts Department of Public Works" is inserted after "permitted by law" and before the period.

3. The provisions of this Supplemental Decree shall apply to and be binding on the

United States and the Commonwealth and on AVX and its successors and assigns. Changes in the ownership or corporate form or status of AVX shall have no effect on AVX's obligations under this Supplemental Decree.

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Effect of Settlement

4. This Supplemental Decree was negotiated and executed by the parties hereto in good faith to avoid expensive and protracted litigation and is a fair and equitable settlement of claims which were contested as to validity, liability and amount. Neither this Supplemental

Decree, nor any part thereof, nor the entry into, nor any performance under this Supplemental

Decree by AVX shall constitute or be construed as a finding or admission or acknowledgement of the factual or legal allegations contained in the Complaints, Administrative Order, or other pleadings in this case, of any liability, fault or wrongdoing, or evidence of such, or an admission of violation of any law, rule, regulation, or policy, by AVX, or by its parent company, affiliates,

subsidiaries or related entities, directors, officers, stockholders, employees, agents, assigns,

trustees, contractors, or successors or predecessors (including their respective parent companies,

affiliates, subsidiaries or related entities, directors, officers, stockholders, employees, agents,

assigns, trustees, and contractors), nor shall this Supplemental Decree nor any performance hereunder create any rights on behalf of any other person not a party to this Supplemental

Decree. AVX expressly reserves any and all rights (including any right to contribution),

defenses, claims, demands, and causes of action which it may have with respect to any matter,

action, event, claim or proceeding relating in any way to the New Bedford Harbor Site (as hereafter defined) against any other person not a party to this Supplemental Decree. AVX further specifically reserves the right to contest any allegations in the Complaints, Administrative

Order, or other pleadings in this case, except as otherwise specified herein. Additionally,

pursuant to Section 122(d)(1)(B) of CERCLA, 42 U.S.C. § 9622(d)(1)(B), the fact of AVX's participation in this Supplemental Decree shall not be admissible in any judicial or

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administrative proceeding other than as provided in this Supplemental Decree, or in a suit for contribution.

5. Upon approval and entry of this Supplemental Decree by the Court, the 1992

Consent Decree, as modified by this Supplemental Decree, shall constitute a final judgment between and among Plaintiffs and AVX.

Definitions

6. This Supplemental Decree incorporates the definitions set forth in Section 101 of

CERCLA, 42 U.S.C. § 9601. In addition, all initially-capitalized terms used herein, unless defined in this Supplemental Decree, shall have the meaning provided in the 1992 Consent

Decree.

A. "Aerovox Facility" has the same meaning as "Site" in Paragraph 8.ee. of the Administrative Settlement Agreement and Order on Consent for Non-Time Critical Removal

Action (CERCLA Docket No. 01-2010-0017) between AVX and EPA, effective June 3, 2010,

the text of which is attached hereto as Appendix B.

B. "New Bedford Harbor Site" or "Site." The definition in the 1992 Consent

Decree is unchanged except that the final sentence is deleted and replaced with "The Site does not include any portion of the Aerovox Facility."

C. "RODs" means the record of decision for OU2 at the New Bedford Harbor

Site signed on April 6, 1990, and the record of decision for OU1 at the New Bedford Harbor Site signed on September 25, 1998.

D. "Superfund Interest Rate" means the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507,

compounded annually on October 1 of each year, in accordance with 42 U.S.C. § 9607(a). The

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applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year.

Payment Terms

7. Payments Required Under this Supplemental Decree

A. AVX shall pay $366,250,000, plus interest, in three payments as specified herein to Plaintiffs, to resolve Plaintiffs' claims against AVX, which claims Plaintiffs contend are authorized or provided for in Paragraphs 16 and 18 of the 1992 Consent Decree.

(1) As an initial payment, within thirty (30) days after the date of entry of this Supplemental Decree, AVX shall pay to Plaintiffs not less than $133,350,000.00,

plus interest on $366,250,000 at the Superfund Interest Rate from August 1, 2012 through the date of the initial payment.

(2) As a second payment, within one year after the date of entry of this

Supplemental Decree, AVX shall pay to Plaintiffs not less than the amount that makes the sum of all payments made by AVX through the date of the second payment, exclusive of all interest payments, total not less than $244,166,666.67, plus interest at the

Superfund Interest Rate on the unpaid balance from the date of the initial payment or, in the event that one or more prepayment(s) pursuant to Paragraph 7.B. below has been made during the intervening time period, from the date of the immediately prior payment through the date of this second payment.

(3) As a third and final payment, within two years after the date of entry of this Supplemental Decree, AVX shall pay to Plaintiffs not less than the amount that makes the sum of all payments, exclusive of all interest payments, made by AVX through the date of the third and final payment equal to $366,250,000, plus interest at the

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Superfund Interest Rate on the unpaid balance from the date of the second payment or, in the event that one or more prepayment(s) pursuant to Paragraph 7.B. below has been made during the intervening time period, from the date of the immediately prior payment through the date of this third and final payment.

B. Notwithstanding the terms of Paragraph 7.A. above, AVX may prepay any scheduled payment, or portion of any scheduled payment, provided that any prepayment includes interest at the Superfund Interest Rate on the unpaid balance from the date of the prior payment through the date of the prepayment.

C. In the event of AVX's failure to make any payment pursuant to Paragraph

7.A. on the date such payment is due, or in the event of AVX's failure to satisfy any of the

Financial Guarantee provisions of Paragraphs 11 through 14 of this Supplemental Decree,

Plaintiffs jointly or individually may, without notice or demand, declare the entire unpaid balance and any accrued interest and stipulated penalties then unpaid immediately due and payable.

8. Payments pursuant to Paragraph 7 of this Supplemental Decree shall be made to

EPA by Fedwire Electronic Funds Transfer ("EFT") to:

Federal Reserve Bank of New York

ABA = 021030004

Account = 68010727

SWIFT address = FRYNUS33

33 Liberty Street

New York, NY 10045

Field Tag 4200 of Fedwire message should read "D 68010727 Environmental Protection Agency"

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9. At the time of any payment, AVX shall send notice that payment has been made to:

A.

B.

C.

EPA Region 1 by email at stanley.elainet@epa.gov, and by mail to:

Elaine T. Stanley

Remedial Project Manager

United States Environmental Protection Agency

Region 1, New England

5 Post Office Square, Suite 100

Boston, MA 02109

EPA Cincinnati Finance Office by email at

acctsreceivable.cinwd@epa.gov, or by mail to:

EPA Cincinnati Finance Office

26 Martin Luther King Drive

Cincinnati, Ohio 45268

Commonwealth recipients:

By mail to:

Office of the Attorney General

Chief, Environmental Protection Division

One Ashburton Place

Boston, MA 02108

and

Chief Financial Officer

MassDEP

One Winter Street Boston, MA 02108

and by e-mail to paul.craffey@state.ma.us.

Any notice of payment shall refer to Site/Spill ID Number 0143 and Department of

Justice case number 90-11-2-32/2 for this action, case name: United States and Commonwealth of Massachusetts v. AVX Corporation, et al., and to MassDEP Release Tracking Number 4-

0000122.

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10. Any payments received by EPA, on behalf of Plaintiffs, pursuant to Paragraph 7 above shall be deposited by EPA in the New Bedford Harbor Reopener Special Account to be

retained and used to conduct or finance future response actions at or in connection with the Site.

If response actions are completed and funds remain in the Special Account, Plaintiffs shall distribute the remaining balance towards their past costs at the Site, pursuant to an agreement between Plaintiffs. If response actions are complete and all past costs have been reimbursed, and all obligations under said agreement between Plaintiffs have been satisfied, remaining funds may be transferred to the EPA Hazardous Substance Superfund.

Financial Guarantee

11. AVX shall establish and maintain a financial guarantee in the amount of the outstanding balance due under this Supplemental Decree following AVX's initial payment pursuant to Paragraph 7.A.(1) above, plus accrued and unpaid interest, if any, at the Superfund

Interest Rate starting on August 1, 2012, for the sole benefit of Plaintiffs until the final payment is made under Paragraph 7.A.(3) above. Any payments made pursuant to the Financial

Guarantee provisions in Paragraphs 11 through 14 of this Supplemental Decree shall be paid to

Plaintiffs in accordance with Paragraphs 8 and 9 above, and shall be deposited in accordance with Paragraph 10 above, to be retained and used as provided therein. The financial guarantee,

which must be satisfactory in form and substance to Plaintiffs, shall be in the form of one or more of the following mechanisms (provided that, if AVX intends to use multiple mechanisms,

such multiple mechanisms shall be limited to surety bonds guaranteeing payment, letters of credit, trust funds, and insurance policies):

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A. A surety bond unconditionally guaranteeing payment that is issued by a surety company among those listed as acceptable sureties on federal bonds as set forth in

Circular 570 of the U.S. Department of the Treasury;

B. One or more irrevocable letters of credit, payable to or at the direction of

Plaintiffs, that is issued by one or more financial institution(s) (1) that has the authority to issue letters of credit and (2) whose letter-of-credit operations are regulated and examined by a federal or state agency;

C. A trust fund established for the benefit of Plaintiffs, that is administered by a trustee (1) that has the authority to act as a trustee and (2) whose trust operations are regulated and examined by a federal or state agency;

D. A policy of insurance that (1) provides Plaintiffs with acceptable rights as a beneficiary thereof, and (2) is issued by an insurance carrier (i) that has the authority to issue insurance policies in the applicable jurisdiction(s), and (ii) whose insurance operations are regulated and examined by a federal or state agency;

E. A demonstration by AVX that it meets the financial test criteria of

40 C.F.R. § 264.143(f), provided that all other requirements of 40 C.F.R. § 264.143(f) are met to

Plaintiffs' satisfaction; or

F. A written guarantee executed in favor of Plaintiffs, by one or more of the following: (1) a direct or indirect parent company of AVX, or (2) a company that has a

"substantial business relationship" (as defined in 40 C.F.R. § 264.141(h)); provided, however,

that any company providing such a guarantee must demonstrate to the satisfaction of Plaintiffs that it satisfies the financial test and reporting requirements for owners and operators set forth in subparagraphs (1) through (8) of 40 C.F.R. § 264.143(f) that it proposes to guarantee hereunder.

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12. AVX has selected and Plaintiffs have found satisfactory, as an initial financial guarantee, the financial test pursuant to Paragraph 11.E. above in the form attached hereto as

Appendix C.1. Within ten (10) days after the date of entry of this Supplemental Decree, AVX shall execute or otherwise finalize all instruments or other documents required in order to make the selected financial guarantee(s) legally binding in a form substantially identical to the document attached hereto as Appendix C.1., and such financial guarantee(s) shall thereupon be fully effective. Within thirty (30) days after the date of entry of this Supplemental Decree, AVX shall submit copies of all executed and/or otherwise finalized instruments or other documents required in order to make the selected financial guarantee(s) legally binding to the EPA Regional

Financial Management Officer at 5 Post Office Square, Suite 100, Boston, MA 02109, with a copy to the Regional Administrator at the same address. AVX shall simultaneously submit to

Chief Financial Officer, MassDEP, One Winter Street, Boston, MA 02108 a duplicate copy of all submittals to EPA made pursuant to this Paragraph.

13. If, at any time after the date of entry of this Supplemental Decree, AVX provides a financial guarantee by means of a demonstration pursuant to Paragraph 11.E., AVX shall effect, in accordance with the requirements of 40 C.F.R. § 264.143(f), the following:

A. The initial submission of required financial reports and statements from

AVX's chief financial officer ("CFO") and independent certified public accountant ("CPA"), in the forms attached hereto as Appendices C.1. and C.3., respectively;

B. The annual resubmission of such documents within ninety (90) days after the close of AVX's fiscal year in the forms attached hereto as Appendices C.2. and C.3.;

C. The prompt notification of EPA after AVX determines that it no longer satisfies the financial test requirements set forth at 40 C.F.R. § 264.143(f)(1), and in any event

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within ninety (90) days after the close of any fiscal year in which AVX no longer satisfies such financial test requirements; and

D. In addition to the initial submission and annual resubmissions from

AVX's CFO pursuant to Paragraphs 13.A. and 13.B. above, quarterly certifications (based on the most recent financial statements and in the form attached hereto as Appendix C.4.) indicating that, based on a reasonable inquiry, the CFO is not aware of any transactions or events likely to arise within the next reporting period that would materially impair AVX's ability to make the payments on the outstanding balance. AVX shall simultaneously submit to MassDEP at the address provided in Paragraph 12 above a duplicate copy of all submittals to EPA made pursuant to this Paragraph.

14. In the event that Plaintiffs determine at any time that a financial guarantee provided by AVX under Paragraph 11.E. above is inadequate based on the requirements of

40 C.F.R. § 264.143(f) and the Financial Guarantee provisions in Paragraphs 11 through 13 of this Supplemental Decree, or in the event that AVX becomes aware of information indicating that a financial guarantee provided is inadequate or otherwise no longer satisfies the requirements due to any other reason, AVX, within thirty (30) days after receipt of notice of

Plaintiffs' determination or, as the case may be, within thirty (30) days after AVX becomes aware of such information, shall obtain and present to Plaintiffs for approval a proposal for a revised or alternative form of financial guarantee listed in Paragraph 11 above that satisfies all requirements set forth in that Paragraph; provided, however, that if AVX cannot obtain such revised or alternative form of financial guarantee within such 30-day period, and provided further that AVX shall have commenced to obtain such revised or alternative form of financial guarantee within such 30-day period, and thereafter diligently proceeds to obtain the same,

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Plaintiffs shall extend such period for such time as is reasonably necessary for AVX in the exercise of due diligence to obtain such revised or alternative form of financial guarantee, such additional period not to exceed thirty (30) days.

Covenants Not To Sue By Plaintiffs

15. In consideration of the payments made pursuant to Paragraph 7 above, and except as specifically provided in Paragraphs 19, 20.A. and 20.B. of the 1992 Consent Decree and

Paragraph 16 of this Supplemental Decree:

A. The United States and the Commonwealth covenant not to sue or to take any other civil judicial or administrative action against AVX as authorized or provided for in

Paragraphs 16, 17, and 18 of the 1992 Consent Decree;

B. The United States and the Commonwealth further covenant not to sue or to take any other civil judicial or administrative action against AVX for claims reserved by

Plaintiffs in Paragraphs 20.C. and 20.D. of the 1992 Consent Decree, subject to the further exception of the reservations set forth in Paragraphs 16.C. and 16.D. below; and

C. Furthermore, the last two sentences of Paragraph 14 of the 1992 Consent

Decree shall be deleted and the following sentence added: "These covenants not to sue shall take effect upon receipt by the Plaintiffs of the payments required in Paragraphs 7-13 above."

D. The covenants not to sue set forth in Paragraphs 15.A. and 15.B. above,

and the modification to Paragraph 14 of the 1992 Consent Decree set forth in Paragraph 15.C.

above, shall take effect upon AVX's payment of all monetary amounts including interest that are required pursuant to Paragraph 7 above and payment of all interest accrued on late payments and accrued stipulated penalties described in Paragraph 18 below, if any.

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16. As to the covenants not to sue in Paragraph 15 above, the United States and the

Commonwealth reserve all rights against AVX with respect to all matters other than those expressly specified in Paragraph 15 above, including:

A. Claims based on a failure by AVX to satisfy the requirements of this

Supplemental Decree;

B. Claims for criminal liability;

C. Claims arising from the past, present, or future disposal, release or threat of release of hazardous substances or oil or hazardous materials outside of the New Bedford

Harbor Site; and

D. Claims arising from the past, present, or future disposal, release or threat of release of hazardous substances or oil or hazardous materials taken from the New Bedford

Harbor Site (but excluding claims arising from the past, present, or future disposal, release or threat of release of hazardous substances or oil or hazardous materials taken from the New

Bedford Harbor Site after the date of entry of this Supplemental Decree consistent with Section

122(f)(2)(A) of CERCLA, 42 U.S.C. § 9622(f)(2)(A)).

Covenants by Defendant AVX

17. A. Paragraph 21 in the 1992 Consent Decree is deleted in its entirety and is replaced with Paragraphs 17.B. through 17.E. in this Supplemental Decree.

B. AVX hereby releases and covenants not to sue or assert any claims, or to bring any administrative action, against the United States or the Commonwealth for any claims arising from the New Bedford Harbor Site or any response actions taken at the Site, including but not limited to the counterclaims asserted in AVX's Answers to the Complaints, and including but not limited to any direct or indirect claim pursuant to Section 112 of CERCLA, 42 U.S.C.

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§ 9612, or pursuant to any other statute, regulation, common law, or legal theory, against the

Hazardous Substances Superfund, for reimbursement relating to the New Bedford Harbor Site,

provided, however, that: (i) in the event that Plaintiffs institute proceedings against AVX pursuant to Paragraph 19 of the 1992 Consent Decree, AVX reserves the right to reassert the counterclaim against the U.S. Army Corps of Engineers as set forth in its Answer to the

Complaints solely as, and to the extent of, a setoff against the claims asserted by Plaintiffs; and

(ii) as described in Paragraph 17.E. of this Supplemental Decree, AVX reserves its rights as set forth in Paragraph 17.E. of this Supplemental Decree. AVX hereby releases and covenants not to sue or assert any claims, or to bring any administrative action against the United States or the

Commonwealth arising out of the implementation of the RODs, as modified, including the State enhanced remedy. Nothing in this Supplemental Decree shall be deemed to constitute preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611.

C. AVX waives any rights it may have to seek judicial or administrative review of the RODs, as modified, and of any actions taken to implement the RODs, as modified,

including the State enhanced remedy. AVX further waives any direct or indirect claim relating to the New Bedford Harbor Site pursuant to M.G.L. c. 30, §§ 61-62H and 301 C.M.R. § 11.00 et

seq.

D. AVX waives any rights it may have to seek a setoff or offsets pursuant to

Paragraph 22 of the 1992 Consent Decree; accordingly Paragraph 22 of the 1992 Consent Decree is deleted.

E. To the extent that the United States or the Commonwealth assert a claim against AVX for non-compliance with the terms of this Supplemental Decree, AVX reserves its rights and defenses arising from that claim.

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Stipulated Penalties

18. A. If any payment required by Paragraph 7 of this Supplemental Decree is not made by the date specified in that Paragraph, AVX shall be liable to the United States for interest on 90% of the overdue amount(s), from the time payment was due until full payment is made, at the higher of (1) the rate established by the Department of the Treasury under 31 U.S.C. § 3717 and 4 C.F.R. § 102.13, or (2) ten percent per annum, and AVX shall be liable to the

Commonwealth for interest on 10% of the overdue amount(s), from the time payment was due until full payment is made, at the rate set forth in Section 13 of Chapter 21E, Massachusetts

General Laws.

B. If any payment required by Paragraph 7 of this Supplemental Decree is not made by the date specified therein, AVX shall pay stipulated penalties in the following amounts for each day of each and every violation of said requirements:

Days of Delay Penalty Per Violation Per Day

1-14 $25,000/day

15-30 $50,000/day

Beyond 30 Days $75,000/day

C. Stipulated penalties due to Plaintiffs under this Supplemental Decree shall be paid 90% to the United States and 10% to the Commonwealth. Payments to the United States

shall be made to the United States Treasury according to EFT instructions to be provided to

AVX at the time Stipulated Penalties arise. Payments due to the Commonwealth for accrued interest on late payments and for accrued stipulated penalties shall be made to the Office of the

Attorney General, with a copy of such payment to MassDEP, at the addresses listed in Paragraph

9.C. above.

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D. Interest and stipulated penalties shall accrue from the due date of the payment regardless of whether Plaintiffs have notified AVX of the overdue payment. AVX shall pay any accrued interest on late payments or stipulated penalties that have accrued within fifteen

(15) days after receipt of a demand by the United States or the Commonwealth for payment.

Such demand shall be sent by certified or express mail to: Chief Financial Officer, AVX

Corporation, 1 AVX Boulevard, Fountain Inn, SC 29644. A copy of any demand shall be sent to counsel for AVX to: Mary K. Ryan and Gary L. Gill-Austern, Nutter, McClennen & Fish,

Seaport West, 155 Seaport Boulevard, Boston, MA 02210. Interest under and stipulated penalties under this Paragraph do not preclude Plaintiffs from seeking any other remedies or sanctions that may be available to them on account of AVX's failure to comply with the terms of this Supplemental Decree.

E. In calculating its income tax, AVX shall not deduct any penalties under this Supplemental Decree pursuant to this Paragraph 18.

Retention of Response Authority

19. This Supplemental Decree shall not be construed to limit the authority of the

United States or the Commonwealth to take any and all response actions relating to the New

Bedford Harbor Site authorized by federal or state law.

Compliance with Other Laws

20. This Supplemental Decree shall not be construed to in any way to relieve AVX or any other person or entity from the obligation to comply with any federal, state or local law.

Case 1:83-cv-03882-WGY Document 2617-1 Filed 10/10/12 Page 20 of 26

Retention of Jurisdiction

21. The Court shall retain jurisdiction of this matter between Plaintiffs and AVX for the purpose of entering such further orders, direction, or relief as may be appropriate for the construction, implementation, or enforcement of this Supplemental Decree.

Public Comment

22. This Supplemental Decree shall be subject to a 30-day public comment period consistent with Section 122(d)(2) of CERCLA, 42 U.S.C. § 9622(d)(2), and 28 C.F.R. § 50.7.

The United States reserves the right to withdraw or withhold its consent if comments regarding this Supplemental Decree disclose facts or considerations which indicate that this Supplemental

Decree is inappropriate, improper or inadequate. In the event of the United States' withdrawal from this Supplemental Decree, the Commonwealth reserves its right to withdraw from this

Supplemental Decree. The Commonwealth also reserves the right to withdraw or withhold its consent to the entry of this Supplemental Decree if comments received disclose facts or considerations which show that this Supplemental Decree violates State law. In the event of the

Commonwealth's withdrawal from this Supplemental Decree, the United States reserves its right to withdraw from this Supplemental Decree. AVX consents to the entry of this Supplemental

Decree without further notice.

Case 1:83-cv-03882-WGY Document 2617-1 Filed 10/10/12 Page 21 of 26

THE FOREGOING Supplemental Decree among plaintiffs the United States of America and the Commonwealth of Massachusetts and defendant AVX Corporation in United States v.

AVX Corporation, Civ. No. 83-3882-Y (D. Mass.), is hereby

APPROVED AND ENTERED THIS DAY OF , 201_.

__________________________________

United States District Judge

District of Massachusetts

Case 1:83-cv-03882-WGY Document 2617-1 Filed 10/10/12 Page 22 of 26

SUPPLEMENTAL CONSENT DECREE:Civ. No.83-3882-Y(D.Mass.)

FOR THE UNITED STATES:

IGNIA S. MORENO

Assi nt Attorney General

Environment and Natural Resources Division

U.S.Department ofJustice

~~~

_o

JEROME W.MacLAUGHLIN

KEITH T.TASHIMA

BRADLEY L.LEVINE

Trial Attorneys

Environmental Enforcement Section

Environment and Natural Resources Division

U.S. Department ofJustice

P.O.Box 7611

Ben Franklin Station

Washington,D.C.20044

CARMEN M.ORTIZ

United States Attorney for the

District ofMassachusetts

JENNIFER SERAFYN

Assistant United States Attorney

District ofMassachusetts

John Joseph Moakley Federal Courthouse

1 Courthouse Way,Suite 9200

Boston, MA 02210

FOR THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY:

CURT SPALDING
Regional Administrator, Region 1
U.S. Environmental Protection Agency
5 Post Office Square, Suite 100
Boston, MA 02109

MAN CHAK NG
Senior Enforcement Counsel, Region 1
U.S. Environmental Protection Agency
5 Post Office Square, Suite 100
Boston, MA 02109

23

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Case 1:83-cv-03882-WGY Document 2617-1 Filed 10/10/12 Page 24 of 26

SUPPLEMENTAL CONSENT DECREE: Civ. No. 83-3882-Y (D.Mass.)

FOR THE COMMONWEALTH OF MASSACHUSETTS:

MATTHEW BROCK

Assistant Attorney General

Environmental Protection Division

One Ashburton Place

Boston, Massachusetts 02108

447

KENINT KIMMELL

Commissioner

Department of Environmental Protection

Commonwealth of Massachusetts

One Winter Street

Boston, Massachusetts 02108

Case 1:83-cv-03882-WGY Document 2617-1 Filed 10/10/12 Page 25 of 26

SUPPLEMENTAL CONSENT DECREE: Civ. No. 83-3882-Y (D.Mass.)

FOR AVX CORPORATION:

KURTP. CUMMINGS

Chief Financial Officer, Vice President,

Treasurer and Secretary

AVX Corporation

1 AVX Boulevard

Fountain Inn, SC 29644

Case 1:83-cv-03882-WGY Document 2617-1 Filed 10/10/12 Page 26 of 26

Appendix A —

Appendix B —

Appendix C —

APPENDICES

1992 Consent Decree

Paragraph 8.ee. from Administrative Settlement Agreement and Order on

Consent for Non-Time Critical Removal Action (CERCLA Docket No. 01-

2010-0017) between AVX and EPA, effective June 3, 2010

Financial Assurance Forms

C.1. Form of Initial Submission C.2.             Sample CFO Letter C.3.             Sample CPA Report

C.4. Form of Quarterly Certification

I HEREBY ATTEST AND CERTIFY ON 8/1/95
THAT THE FOREGOING DOCUMENT IS A FULL, TRUE
AND CORRECT COPY OF THE ORIGINAL ON FILE
IN MY OFFICE AND IN MY LEGAL CUSTODY.
ROBERT J. SMITH, JR.
CLERK, U.S. DISTRICT COURT
DISTRICT OF MASSACHUSETTS
BY: Deputy

UNITED STATES DISTRICT COURT
DISTRICT OF MASSACHUSETTS

DOCKETED

CONSENT DECREE WITH DEFENDANT AVX CORPORATION

This Consent Decree ("Decree") is made and entered into by the United States of America ("United States") and the Commonwealth of Massachusetts ("Commonwealth") (collectively referred to as "Plaintiffs"), and AVX Corporation ("AVX").

Introduction

The United States, on behalf of the National Oceanic and Atmospheric Administration ("NOAA"), as a federal trustee, and the Commonwealth as state trustee ("Commonwealth" or "state trustee") filed complaints in these consolidated actions on December 9 and 10, 1983, respectively, seeking damages for injury to, destruction of, and loss of natural resources resulting from releases of polychlorinated biphenyls ("PCBs") and other hazardous substances in New Bedford Harbor, Massachusetts, and adjacent waters under Section 107 of the Comprehensive

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APPENDIX A

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Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607 ("CERCLA").

Plaintiffs filed amended complaints (hereinafter "Complaints") in these actions on February 27 and 28, 1984. The United States' Complaint set forth, in addition to the claim for natural resource damages described above, claims on behalf of the United States Environmental Protection Agency ("EPA") for recovery of response costs under Section 107 of CERCLA, and for injunctive relief under Section 106 of CERCLA, 42 U.S.C. § 9606, Section 7003 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6973 ("RCRA"), Section 504 of the Clean Water Act, 33 U.S.C. § 1364 ("CWA"), and Section 13 of the Rivers and Harbors Act of 1899, 33 U.S.C. § 407 ("1899 Act"). The Commonwealth's Complaint set forth, in addition to its claims for natural resource damages described above, claims for recovery of response costs incurred by the Commonwealth under Section 107 of CERCLA, 42 U.S.C. § 9607, Sections 5(a) and 13 of Chapter 21E, Massachusetts General Laws, and Section 27 of Chapter 21, Massachusetts General Laws, and claims for abatement of a public nuisance and abatement of an abnormally dangerous condition under state common law.

The Complaints assert claims against five current defendants, AVX, Aerovox Incorporated, Belleville Industries, Inc., Cornell-Dubilier Electronics, Inc., and Federal Pacific Electric Company. This Decree is solely between the Plaintiffs and AVX.

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The parties to this Decree agree that settlement of the claims in this case against AVX is in the public interest and is made in good faith, and that entry of this Decree is the most appropriate means to resolve the matters covered herein.

NOW, THEREFORE, it is hereby ORDERED, ADJUDGED, AND DECREED:

Jurisdiction

Applicability of Decree

2. A. Defendant AVX is a Delaware corporation with its executive offices in New York, New York. AVX is the successor by merger of AVX Ceramics Corporation and Aerovox Corporation. Aerovox Corporation owned and operated the Aerovox Facility (as hereinafter defined) from 1938 until January 1, 1973. AVX Corporation, AVX Ceramics Corporation, and Aerovox Corporation (including both the New York and Massachusetts corporations which

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operated under that name), together with Electrical Reactance Corporation, Precision Ceramics, Inc., Luther Manufacturing Co., Microcircuits, Inc., Wilkor Products, Inc., Acme Electronics, Inc., Henry L. Crowley & Co., Inc., and Owen Electrical Corp., and any other subsidiaries, and all divisions of each of said companies, shall be collectively referred to herein as AVX. For purposes of Paragraphs 14 and 15, AVX shall also refer to Aerovox Canada, Ltd., the corporation of that name whose assets were conveyed to Aerovox Industries, Inc., on January 1, 1973, but solely with respect to corporate activity prior to January 2, 1973.

B. Plaintiff United States of America includes all departments, divisions, independent boards, administrations or agencies of the Federal government.

C. Plaintiff Commonwealth of Massachusetts includes all departments, divisions, administrations or agencies of the State government to the extent permitted by law.

Effect of Settlement

3. This Decree was negotiated and executed by the parties hereto in good faith to avoid the continuation of expensive and protracted litigation and is a fair and equitable settlement of

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judicial or administrative proceeding other than as provided in this Decree, in a proceeding to enforce this Decree, or in a suit for contribution.

4. Upon approval and entry of this Decree by the Court, the Decree shall constitute a final judgment between and among Plaintiffs and AVX.

Definitions

5. This Decree incorporates the definitions set forth in Section 101 of CERCLA, 42 U.S.C. § 9601. In addition, whenever the following terms are used in this Consent Decree, they shall have the following meanings:

A. "Aerovox Incorporated" or "Aerovox" means the Delaware corporation which has owned and operated the Aerovox Facility since October 27, 1978.

B. "Aerovox Facility" means the manufacturing plant and associated structures and land at 740 and 742 Belleville Avenue, New Bedford, Massachusetts.

C. "Covered Matters" has the meaning set forth in Paragraph 15 below.

D. "DEP" means the Massachusetts Department of Environmental Protection.

E. "Federal Trustees" means the Secretary of Commerce, acting through NOAA, and the Secretary of the Interior.

F. "Final Approval of the Decree" shall mean the earliest date on which all of the following have occurred:

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(1) the Decree has been lodged with the Court and noticed in the Federal Register, and the period for submission of public comments has expired; (2) the Court has approved and entered the Decree as a judgment; and (3) the time for appeal from that judgment has expired without the filing of an appeal, or the judgment has been upheld on appeal and either the time for further appeal has expired without the filing of a further appeal or no further appeal is allowed.

G. "Natural Resources" shall have the meaning provided in Section 101(16) of CERCLA, 42 U.S.C. § 9601(16).

H. "Natural Resource Damages" means damages, excluding costs of assessment, recoverable under Section 107 of CERCLA for injury to, destruction of, or loss of the Natural Resources of the New Bedford Harbor Site.

I. "New Bedford Harbor Site" or "Site" means the New Bedford Harbor Superfund Site, located in portions of New Bedford, Acushnet and Fairhaven, Massachusetts, including New Bedford Harbor, the Acushnet River Estuary extending north to the Wood Street Bridge, and any adjacent marine waters and sediments and shoreline areas which are the subject of EPA's current Remedial Investigation and Feasibility Study, including at least Areas 1, 2, and 3 as defined in 105 CMR 260.005. The Site does not include any portion of the Aerovox Facility westward (away from the Acushnet River Estuary) of the steel sheet pile wall which Aerovox installed along the length of the tidal mudflat

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portion of the Aerovox Facility including any point source discharges originating on the Aerovox Facility.

J. "Remedial Action" means those response actions implemented or to be implemented pursuant to CERCLA at the New Bedford Harbor Site under the first operable unit record of decision for the New Bedford Harbor Site signed on April 6, 1990, and the second operable unit record of decision for the New Bedford Harbor Site for which a Feasibility Study was released on August 21, 1990, and which is presently scheduled to be signed in 1991.

K. "Remedial Costs" means all Response Costs incurred in connection with the Remedial Action, as defined above, from the dates of signature of the respective records of decision for the first and second operable units at the New Bedford Harbor Site, but excluding any increase in costs resulting from any amendments to the RODs (as hereafter defined) within the meaning of 40 C.F.R. § 300.435(c)(2)(ii).

L. "Response" shall have the meaning provided in Section 101(25) of CERCLA, 42 U.S.C. § 9601(25), and shall include any actions taken under Section 121(c) of CERCLA, 42 U.S.C. § 9621(c).

M. "Response Costs" means all direct and indirect costs of response incurred for the New Bedford Harbor Site, including the costs of operation and maintenance of remedial action components. "Future Response Costs" means all Response Costs incurred after the lodging of this Consent Decree,

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including but not limited to the costs of remedial design/remedial action; indirect costs in overseeing the remedial design/remedial action; the costs of operation and maintenance of remedial action components; the costs the United States and the Commonwealth incur in overseeing and enforcing the obligations of parties in the above-captioned action; and including but not limited to payroll costs, contractor costs, travel costs, and laboratory costs.

N. "RODs" means the first operable unit record of decision for the New Bedford Harbor Site signed on April 6, 1990, and the second operable unit record of decision for the New Bedford Harbor Site for which a Feasibility Study was released on August 21, 1990, and which is presently scheduled to be signed in 1991.

O. "State Trustee" means the Secretary of the Executive Office of Environmental Affairs, Commonwealth of Massachusetts.

Payment Terms

6. A. Within fifteen (15) business days after AVX and its counsel sign this Decree, AVX shall establish an escrow account (the "Escrow") bearing interest on commercially reasonable terms at a bank or trust company with assets in excess of $500 million, and AVX shall pay into the Escrow the principal amount of $66 million, plus interest on the amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit. The Escrow agreement between AVX and the escrow agent shall

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provide that the escrow agent shall submit to the jurisdiction and venue of the United States District Court for the District of Massachusetts in connection with any litigation arising out of the Escrow agreement. AVX shall notify Plaintiffs in writing of the creation and funding of the Escrow immediately after the payment has been made. This notice shall be sent by hand or by overnight courier service to: Chief, Environmental Enforcement Section, Environment and Natural Resources Division, U.S. Department of Justice, Room 1541 (EES Dockets), 10th and Pennsylvania Ave, N.W., Washington, D.C., 20530; and Chief, Environmental Protection Division, Department of Attorney General, One Ashburton Place, 19th Floor, Boston, MA 02108. AVX will be responsible for all fees, costs and charges of the escrow, and those amounts will not be deducted from the principal or interest owed from the escrow account to Plaintiffs.

B. Subject only to the provisions of subparagraph C of this Paragraph, AVX's obligation to establish the Escrow and to pay the amount specified above into the Escrow within the specified time is a contractual obligation to Plaintiffs effective as of the date that the parties have signed the Decree, and that obligation shall be enforceable as a matter of contract law regardless of when or whether the Decree is entered by the Court. The consideration for that contractual undertaking by AVX includes the immediate cessation of litigation activities until a determination is made whether this Decree will be entered and the

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resolution of Plaintiffs' claims against AVX as set forth in the Decree, if the Decree is approved and entered by the Court.

C. All funds paid into the Escrow by AVX shall remain in the Escrow and may not be withdrawn by any person, except to make the payments required by Paragraphs 7-13, or unless one of the following events occurs: (1) the United States or the Commonwealth notifies AVX in writing that its authorized representative(s) will not sign the Decree; (2) the United States withdraws its consent to entry of the Decree after the Decree has been lodged, pursuant to Paragraph 31; or (3) a final judicial determination is made that the Decree will not be approved and entered. If one of these events occurs, all sums in the Escrow shall be returned to AVX.

7. Within fifteen (15) business days after Final Approval of the Decree, AVX shall cause the full principal amount of $66 million plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow under Paragraph 6 and all accrued interest thereon from the Escrow to be disbursed from the Escrow to Plaintiffs. This amount will be allocated to response costs in the amount of $59 million (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow and all accrued interest on that portion from the Escrow), and to Natural Resource Damages and the costs of assessment in the amount of $7 million (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of

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deposit into the Escrow and all accrued interest on that portion from the Escrow). These payments shall be made by AVX as described in Paragraphs 8-13.

8. A. AVX shall pay the sum of $8.56 million (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow and all accrued interest on that portion from the Escrow) to the EPA Hazardous Substances Superfund on account of past Response Costs incurred by the United States with respect to the New Bedford Harbor Site.

B. The payment for past United States Response Costs shall be made by certified or bank check payable to "EPA Hazardous Substances Superfund." The check shall reference on its face the New Bedford Harbor Site and CERCLIS No. MAD980731335 and shall be sent to:

EPA Region I
Attn: Superfund Accounting
P.O. Box 360197M
Pittsburgh, PA 15251

C. AVX shall cause copies of such check and of any transmittal letter accompanying the check to be sent to: Chief, Superfund Office, Office of Regional Counsel, EPA Region I, JFK Federal Building (RCS), Boston, MA 02203; Chief, Environmental Enforcement Section, Department of Justice, P.O. Box 7611, Ben Franklin Station, Washington, D.C. 20044; and Chief, Environmental Protection Division, Department of the Attorney General, One Ashburton Place, Boston, MA 02108.

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9. A. AVX shall pay the sum of $440,000 (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow and all accrued interest on that portion from the Escrow) to the Commonwealth in reimbursement of past Response Costs incurred by the Commonwealth with respect to the New Bedford Harbor Site.

B. The payment for past Commonwealth Response Costs shall be made by certified or bank check payable to "Commonwealth of Massachusetts," and shall be sent to:

Chief, Environmental Protection Division
Massachusetts Department of Attorney General
One Ashburton Place, 19th Floor
Boston, MA 02108

C. AVX shall cause copies of such check and of any transmittal letter accompanying the check to be sent to: Chief, Cost Recovery Section, Bureau of Waste Site Cleanup, Department of Environmental Protection, One Winter Street, Boston, MA 02108.

10. A. AVX shall pay the sum of $50 million (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow and all accrued interest on that portion from the Escrow) to Plaintiffs on account of Future Response Costs to be incurred by the United States and the Commonwealth with respect to the New Bedford Harbor Site; provided that ten percent (10%) of those amounts shall be applied toward the Commonwealth's obligation under Section 104(c)(3) of CERCLA to pay or assure payment of ten percent (10%) of the costs of the remedial action, including all

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future operation and maintenance. These amounts applied toward the Commonwealth's obligation under Section 104(c)(3) of CERCLA are the subject of an agreement between the Commonwealth and the United States Environmental Protection Agency.

B. Each payment for Future Response Costs shall be made by certified or bank check payable to Plaintiffs in a manner to be directed by Plaintiffs. Plaintiffs shall provide AVX with such directions for payment in writing by certified mail or overnight courier no later than fifteen (15) business days prior to the date payment is due to: Chief Financial Officer, AVX Corporation, 750 Lexington Avenue, New York, NY, 10022-1208. AVX is not required to make any payment for Future Response Costs, nor do the provisions of Paragraphs 23 and 24 take effect for purposes of payment of Future Response Costs, until fifteen (15) business days after Plaintiffs provide AVX with such directions for payment. A copy of the directions for payment shall be sent to counsel for AVX to: Mary K. Ryan, Nutter, McClennen & Fish, One International Place, Boston, Massachusetts, 02110-2699.

C. AVX shall cause copies of each such check and of any transmittal letter accompanying the check to be sent to: Chief, Superfund Office, Office of Regional Counsel, EPA Region I, JFK Federal Building (RCS), Boston, MA 02203; Chief, Environmental Enforcement Section, Department of Justice, P.O. Box 7611, Ben Franklin Station, Washington, D.C. 20044; and Chief, Environmental Protection Division, Department of the Attorney General, One Ashburton Place, Boston, MA 02108.

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11. A. AVX shall pay the sum of $6,668,812.67, (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow and all accrued interest on that portion from the Escrow) into the Registry of the Court, United States District Court for the District of Massachusetts, to be administered by the Registry of the Court for the Federal and State Trustees, in payment for Natural Resource Damages. The amount so paid and any interest accrued thereon shall be available to the Federal and State Trustees in accordance with Paragraphs 11.D. through 11.F. below.

B. The payment for Natural Resource Damages shall be made by certified or bank check payable to "Clerk, United States District Court." The check shall include on its face a statement that it is a payment for natural resource damages in Civil Action No. 83-3882-Y (D. Mass.), and shall be sent to:

Office of the Clerk
United States District Court for the
District of Massachusetts
Room 707
J.W. McCormack Post Office and Courthouse
Boston, Massachusetts 02109

C. AVX shall cause copies of the check for Natural Resource Damages and of any transmittal letter accompanying the check to be sent to: Chief, Environmental Enforcement Section, Department of Justice, P.O. Box 7611, Ben Franklin Station, Washington, D.C. 20044; Regional Attorney, NOAA Office of General Counsel, One Blackburn Drive - Suite 205, Gloucester, MA 01930; Regional Solicitor, U.S. Department of the Interior, Northeast Region, One Gateway Center - Suite 612, Newton Corner,

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MA 02158; and Chief, Environmental Protection Division, Department of the Attorney General, One Ashburton Place, Boston, MA 02108.

D. The Registry of Court shall administer all amounts paid for Natural Resource Damages under this Decree in an interest-bearing account ("Registry Account") as provided in the Order Directing the Deposit of Natural Resource Damages Into the Registry of the Court ("Deposit Order") issued by this Court pursuant to Rule 67 of the Federal Rules of Civil Procedure, 28 U.S.C. § 2041, and Local Rule 67.2(c) of the Local Rules for the U.S. District Court for the District of Massachusetts. The Deposit Order shall be attached to this Decree.

E. All funds and all interest accrued thereon in the Registry Account shall be held in the name of the "Clerk, United States District Court," for the benefit of the Federal and State Trustees. Upon joint application by the United States and the Commonwealth, monies in the Registry account shall be disbursed to the Federal and State Trustees by further order of this Court for use by the trustees to plan, implement, and oversee actions to restore, replace, or acquire the equivalent of natural resources that have been injured, destroyed, or lost as a result of the release of hazardous substances at the New Bedford Harbor Site, in accordance with Section 107(f)(1) of CERCLA, 42 U.S.C. § 9607(f)(1). All disbursements from the Registry Account shall be made by order of the Court in accordance with the provisions

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of 28 U.S.C. § 2042 and Local Rule 67.3 of the Local Rules for the U.S. District Court for the District of Massachusetts.

F. In the event that it is later determined that the provisions of Paragraphs 11.D through 11.E are unlawful, the amounts in the Registry Account or payable under this Decree for Natural Resource Damages shall be distributed to the Federal and State Trustees as determined by further agreement of the United States and the Commonwealth or, if no such agreement is reached within a reasonable time, by an allocation of those amounts by this Court. In making any such allocation, the Court shall consider any memorandum of agreement or memorandum of understanding between the United States and the Commonwealth concerning the use of amounts recovered for Natural Resource Damages at the New Bedford Harbor Site, or, in the absence of any memorandum of agreement or understanding, the statute's goal to restore, replace, or acquire the equivalent of the injured or lost natural resources. All amounts recovered for Natural Resource Damages at the Site and all interest accrued thereon shall be used in accordance with Section 107(f)(1) of CERCLA.

12. A. AVX shall pay the sum of $ 205,946.47 (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow and all accrued interest on that portion from the Escrow) to NOAA in reimbursement of the federal costs of assessing Natural Resource Damages.

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B. This payment shall be made by certified or bank check payable to "The National Oceanic and Atmospheric Administration", and shall be sent to:

General Counsel
National Oceanic and Atmospheric Administration
Room 5814 Herbert Hoover Building
14th & Constitution Avenue, N.W.
Washington, D.C. 20230

C. AVX shall cause copies of this check and of any transmittal letter accompanying the check to be sent to: Chief, Environmental Enforcement Section, Department of Justice, P.O. Box 7611, Ben Franklin Station, Washington, D.C. 20044; and Chief, Environmental Protection Division, Department of the Attorney General, One Ashburton Place, Boston, MA 02108.

13. A. AVX shall pay the sum of $ 125,240.86, (plus interest on that amount at the rate of eight percent (8%) from August 23, 1990 to the date of deposit into the Escrow and all accrued interest on that portion from the Escrow) to the Commonwealth in reimbursement of the state costs of assessing Natural Resource Damages.

B. This payment shall be made by certified or bank check payable to "Commonwealth of Massachusetts", and shall be sent to:

Chief, Environmental Protection Division
Department of the Attorney General
One Ashburton Place, 19th Floor
Boston, MA 02108

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Covenants Not To Sue By Plaintiffs

14. In consideration of the payments to be made by AVX under Paragraphs 6-13 above, and except as specifically provided in Paragraphs 16-20, the United States and the Commonwealth covenant not to sue or to take any other civil judicial or administrative action against AVX for Covered Matters, as defined in Paragraph 15. With respect to liability for Covered Matters other than future liability, these covenants not to sue shall take effect upon receipt by the Plaintiffs of the payments required in Paragraphs 7-13 above. With respect to any future liability of AVX, these covenants not to sue shall take effect upon EPA's certification of completion of the Remedial Action.

15. Covered Matters means any civil judicial or administrative liability of AVX to the United States or the Commonwealth for (1) damages for injury to, destruction of, or loss of Natural Resources at the New Bedford Harbor Site, including costs of assessment, under Section 107(a) of CERCLA, M.G.L. c. 21E, M.G.L. c. 21, § 27, and federal and state common law; (2) reimbursement of response costs incurred or to be incurred by the United States or the Commonwealth with respect to the New Bedford Harbor Site under Section 107(a) of CERCLA, Section 7003 of RCRA, M.G.L. c. 21E, M.G.L. c. 21, §§ 27, 40, and state common law; and (3) injunctive relief with respect to the New Bedford Harbor Site under Section 106 of CERCLA, Section 7003 of RCRA, Section 504 of CWA, the 1899 Act, and state common law.

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16. Pre-certification reservations. Notwithstanding any other provision of this Decree, the United States and the Commonwealth reserve the right, jointly or separately, to institute proceedings in this action or in a new action, including issuance by EPA of an administrative order, seeking to compel AVX (1) to perform response actions at the New Bedford Harbor Site, and (2) to reimburse the United States and the Commonwealth for response costs, if, prior to EPA's certification of completion of the Remedial Action:

A. conditions at the New Bedford Harbor Site, previously unknown to the United States and the Commonwealth, are discovered after the issuance of the RODs, or

B. information is received, in whole or in part, after the issuance of the RODs,

and the EPA Administrator or his delegate finds, in consultation with the Commonwealth, based on these previously unknown conditions or this information, together with any other relevant information, that the Remedial Action is not protective of human health or the environment.

17. Post-certification reservations. Notwithstanding any other provision of this Decree, the United States and the Commonwealth reserve the right, jointly or separately, to institute proceedings in this action or in a new action, including issuance by EPA of an administrative order, seeking to compel AVX (1) to perform response actions at the New Bedford

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Harbor Site, and (2) to reimburse the United States and the Commonwealth for response costs, if, after EPA's certification of completion of the Remedial Action:

A. conditions at the New Bedford Harbor Site, previously unknown to the United States, are discovered after the certification of completion, or

B. information is received, in whole or in part, after the certification of completion,

and the EPA Administrator or his delegate finds, in consultation with the Commonwealth, based on these previously unknown conditions or this information, together with any other relevant information, that the Remedial Action is not protective of human health or the environment.

18. Reservations in the event that Remedial Costs exceed $130.5 million. Notwithstanding any other provision of this Decree, the United States and the Commonwealth, reserve the right, jointly or separately, to institute proceedings against AVX in this action or in a new action seeking to compel AVX (1) to perform additional response actions in connection with the Remedial Action to the extent that the total Remedial Costs exceed $130.5 million, and (2) to reimburse the United States and the Commonwealth for any Remedial Costs over and above the first $130.5 million in Remedial Costs.

19. Reservations concerning natural resource injury. Notwithstanding any other provision of this Decree, the United States and the Commonwealth, on behalf of their respective

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natural resource trustees, reserve the right, jointly or separately, to institute proceedings against AVX in this action or in a new action seeking recovery of Natural Resource Damages, based on (1) conditions with respect to the Site, unknown to Plaintiffs at the date of lodging of this Decree, that result in releases of hazardous substances that contribute to injury to, destruction of, or loss of natural resources, or (2) information received, in whole or in part, after the date of lodging of the Decree which, together with any other relevant information, indicates that there is injury to, destruction of, or loss of natural resources of a type that was unknown, or of a magnitude greater than was known, to Plaintiffs at the date of lodging of this Decree; provided that the damages which Plaintiffs may seek to recover in any such proceedings shall be limited to damages for conditions that were unknown to Plaintiffs at the date of lodging, or for injury to, destruction of, or loss of, natural resources that was unknown, or of a magnitude greater than was known, to Plaintiffs at the date of lodging.

20. The covenants not to sue set forth in Paragraph 14 above do not apply to matters other than those expressly specified as Covered Matters. The United States and the Commonwealth reserve all rights against AVX with respect to all other matters. In addition, the following are specifically identified as matters that are not Covered Matters:

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B. claims for criminal liability;

C. claims arising from the past, present, or future disposal, release or threat of release of hazardous substances or oil or hazardous materials outside of the New Bedford Harbor Site, including claims by the Commonwealth with respect to DEP site number 4-0127 (Substation Interceptors) and DEP site number 4-0601 (Aerovox Oil Bunker), but excluding claims for response costs incurred, or for injury to, destruction of, or loss of natural resources, in the New Bedford Harbor Site from any releases of PCBs resulting from conditions existing as of the date of lodging of the Decree at DEP site numbers 4-0127 and 4-0601; and

Covenants by Settling Defendant

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common law, or legal theory, against the Hazardous Substances Superfund, for reimbursement relating to the New Bedford Harbor Site; provided that, in the event that Plaintiffs institute proceedings against AVX pursuant to Paragraph 16, 17, or 19, AVX reserves the right to reassert the counterclaim against the U.S. Army Corps of Engineers set forth in its Answer to the Complaints solely as, and to the extent of, a setoff against the claims asserted by Plaintiffs. AVX reserves its rights to assert, and this Decree is without prejudice to, claims against the United States arising out of the implementation of the RODs or any amendments thereto after the date of approval of the Decree based on grossly negligent or intentional acts or omissions of the United States, provided that such claims are brought pursuant to a statute other than CERCLA and the waiver of sovereign immunity is found in a statute other than CERCLA, and provided that such claims may not be based upon a theory of derivative or vicarious liability. Nothing in this Decree shall be deemed to constitute preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611.

B. Except as provided in subparagraph C below, AVX waives any rights it may have to seek judicial or administrative review of the RODs and of any actions taken to implement the RODs, except for any rights AVX may have to seek review of any amendments to the RODs, within the meaning of 40 C.F.R. § 300.435(c)(2)(ii), in the event the Plaintiffs institute proceedings pursuant to Paragraph 16 or 17. AVX further waives

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C. If, pursuant to Paragraph 18, Plaintiffs (1) seek to compel AVX to perform response actions at the New Bedford Harbor Site, or (2) seek payment of additional Remedial Costs over and above the payments provided for in Paragraphs 7-13, AVX reserves, solely for the purpose of proceedings pursuant to Paragraph 18, all legal rights, defenses, and counterclaims, in the nature of setoffs, it may have under law; provided, however, that under no circumstances will AVX be entitled to any reimbursement of monies paid or reduction of monies to be paid under Paragraphs 7-13 of this Decree or to assert any challenge to Response Costs other than Remedial Costs or any challenge to response actions other than those that Plaintiffs seek to compel AVX to undertake pursuant to Paragraph 18. This reservation to AVX's covenants not to sue does not reserve any rights or defenses with respect to the payments provided for in Paragraphs 7-13. Without limiting the generality of the foregoing language, among the legal rights, defenses, and counterclaims which are hereby reserved solely for the purposes of proceedings pursuant to Paragraph 18 are the following:

1. the right to reassert the counterclaim against the U.S. Army Corps of Engineers set forth in AVX's Answer to the Complaints solely as, and to the extent of, a setoff against an action by the Plaintiffs seeking to compel AVX to

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perform response actions or seeking payment of additional Remedial Costs; and

2. the right to seek judicial or administrative review of the RODs or of any actions taken to implement the RODs solely to the extent it constitutes a challenge to Remedial Costs or to the response actions that Plaintiffs seek to compel AVX to undertake.

D. For the purposes of any proceedings instituted by the United States or the Commonwealth pursuant to Paragraph 16 or 17, nothing in this Consent Decree shall be construed to affect or to establish the appropriate scope and standard of review that the Court should apply to a finding of the EPA Administrator or his delegate that the Remedial Action is not protective of human health or the environment.

Offset in Event of Reopener

22. A. Because settlement of this action has been negotiated in advance of issuance of the second operable unit ROD for the Harbor, and the amount of Future Response Costs is not known, the United States and the Commonwealth agree that, in the event the United States or the Commonwealth institutes proceedings pursuant to Paragraph 16 or 17 of this Decree against AVX and receives a judgment for monies or for injunctive relief against AVX in the subsequent proceeding, or EPA issues an administrative order to AVX pursuant to Paragraph 16 or 17 of this Decree, AVX will be entitled to a setoff if the Plaintiffs have not expended the amounts recovered from all parties on

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account of Future Response Costs plus interest calculated annually on the unexpended balance at a rate for each year following payment equal to the coupon issue yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of fifty-two week United States Treasury bills settled immediately prior to the anniversary date of the lodging of this Decree. Notwithstanding any other provision of this Decree, in the event EPA issues an administrative order to AVX pursuant to Paragraph 16 or 17 of this Decree, AVX shall be entitled to implement any right it has to an offset under this Paragraph by, inter alia, petitioning EPA for reimbursement pursuant to Section 106(b) of CERCLA. The amount of the setoff shall be equal to AVX's pro rata share of the following: the total amounts recovered from all parties on account of Future Response Costs in the above-captioned action, together with interest calculated as described above, minus the total amounts expended, or obligated if thereafter expended, for Future Response Costs (excluding Department of Justice enforcement costs, other than any unreimbursed costs incurred to enforce AVX's obligations under this Decree).

B. The decision of the Plaintiffs as to the amount of any settlement proceeds from any party in this action to allocate among past response costs, Future Response Costs, and natural resource damages is within their discretion, and may not be challenged by AVX.

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C. There shall be no setoff if any part of the Remedial Action, including long-term operation and maintenance, remains to be performed and has not been abandoned or superseded, unless (1) AVX assumes without reservation the obligation to finance all of the remaining Remedial Action activities, or (2) Plaintiffs agree at that time that AVX may instead assume, and AVX assumes without reservation, the obligation to perform those remaining Remedial Action activities.

D. No setoff is available to AVX for any claims by the Plaintiffs against AVX other than claims under Paragraphs 16 and 17. This paragraph may not be construed to entitle AVX to a refund or reimbursement of any amounts paid to the Plaintiffs under Paragraphs 7-13.

E. This offset provision does not give AVX any rights to challenge the manner in which the monies recovered on account of Future Response Costs may be used, except as provided in Paragraph 21.C. This provision does not require either the United States or the Commonwealth to establish a separate fund to hold monies recovered on account of Future Response Costs or otherwise to segregate funds recovered in this action from any other funds.

F. In the event that the United States and the Commonwealth institute proceedings against AVX pursuant to Paragraphs 16 and 17, the Plaintiffs agree that they will at that time provide to AVX a summary of Future Response Costs incurred for the Site, for the purpose of enabling AVX to

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calculate the setoff under this Paragraph. AVX also reserves whatever rights it may have under the federal Freedom of Information Act and the state Public Records Act to obtain cost information from Plaintiffs.

Interest and Penalties for Late Payments

23. If any payment required by Paragraphs 7-13 of this Decree is not made by the date specified in those Paragraphs, AVX shall be liable to Plaintiffs for interest on the overdue amount(s), from the time payment was due until full payment is made, at the higher of (a) the rate established by the Department of the Treasury under 31 U.S.C. § 3717 and 4 C.F.R. § 102.13, or (b) ten percent per annum.

24. A. If any payment required by Paragraph 6 of this Decree is not made by the date specified therein, or required by Paragraph 8, 10, or 11 of this Decree is not made by the date specified in Paragraph 7, AVX shall pay stipulated penalties in the following amounts for each day of each and every violation of said requirements:

Days of Delay	Penalty Per Violation Per Day
1-14	$ 5,000/day
15-30	$ 10,000/day
Beyond 30 Days	$ 15,000/day

B. If any payment required by Paragraphs 9, 12, or 13 of this Decree is not made by the date specified in those Paragraphs, AVX shall pay stipulated penalties in the following

Case 1:83-cv-03882-WGY Document 2617-2 Filed 10/10/12 Page 29 of 37

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Days of Delay	Penalty Per Violation Per Day
1-14	$ 500/day
15-30	$ 1,000/day
Beyond 30 Days	$ 1,500/day

C. AVX shall make any such stipulated penalties payments: (1) to EPA, for any payment overdue under Paragraph 8; (2) 90% to EPA and 10% to the Commonwealth for any payment overdue under Paragraph 10; (3) to the United States, for any payment overdue under Paragraph 12; (4) fifty percent (50%) to the United States and fifty (50%) percent to the Commonwealth, for any payment overdue under Paragraphs 6 or 11; and (5) to the Commonwealth, for any payment overdue under Paragraphs 9 and 13.

25. Stipulated penalties due to the United States under this Decree shall be paid by certified or bank check made payable to "Treasurer of the United States" and shall be sent to:

Chief, Civil Division
United States Attorneys' Office
1107 J.W. McCormack Post Office/Courthouse
Boston, MA 02109

Stipulated penalties due to EPA or the Commonwealth under this Decree shall be paid in the manner described in Paragraphs 8 and 9, respectively.

Case 1:83-cv-03882-WGY Document 2617-2 Filed 10/10/12 Page 30 of 37

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after receipt of a demand by either Plaintiff for payment. Such demand shall be sent by certified mail or overnight courier to: Chief Financial Officer, AVX Corporation, 750 Lexington Avenue, New York, NY, 10022-1208. A copy of any demand shall be sent to counsel for AVX to: Mary K. Ryan, Nutter, McClennen & Fish, One International Place, Boston, Massachusetts, 02110-2699. Interest under Paragraph 23 and stipulated penalties under Paragraph 24 do not preclude Plaintiffs from seeking any other remedies or sanctions that may be available to them on account of AVX's failure to comply with the terms of the Decree.

Contribution Protection

27. Upon court approval of this settlement, AVX shall have the benefits of Section 113(f) of CERCLA, 42 U.S.C. § 9613(f), Section 4 of Mass. Gen. Laws c. 231B, and any other applicable law limiting its liability to persons not a party to this Consent Decree or affording it rights of contribution or other rights to recover costs or damages relating to the New Bedford Harpor Site from such persons.

Retention of Response Authority

Compliance with Other Laws

29. The Decree shall not be construed to in any way

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Retention of Jurisdiction

Public Comment

31. The Decree shall be subject to a 30-day public comment period consistent with Section 122(d)(2) of CERCLA, 42 U.S.C. § 9622(d)(2), and 28 C.F.R. § 50.7. The United States reserves the right, in consultation with the Commonwealth, to withdraw its consent to the Decree if comments received disclose facts or considerations which show to the United States that the Decree is inappropriate, improper or inadequate. AVX consents to the entry of the Decree without further notice.

THE FOREGOING Consent Decree among plaintiffs the United States of America and the Commonwealth of Massachusetts and defendant AVX Corporation in United States v. AVX Corporation, Civ. No. 83-3882-Y (D. Mass.), is hereby APPROVED AND ENTERED THIS 3d DAY OF February, 1991.

William G. Young

WILLIAM G. YOUNG
United States District Judge
District of Massachusetts

Case 1:83-cv-03882-WGY Document 2617-2 Filed 10/10/12 Page 32 of 37

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FOR THE UNITED STATES OF AMERICA

Date: 9/19/9_

Barry M. Hartman, Acting
Assistant Attorney General
Environment and Natural Resources
Division
U.S. Department of Justice
Washington, D.C. 20530

Ellen M. Mahan
William D. Brighton
Bruce C. Buckheit
Senior Counsel
Environmental Enforcement Section
Environment and Natural Resources
Division
U.S. Department of Justice
Washington, D.C. 20530

Case 1:83-cv-03882-WGY Document 2617-2 Filed 10/10/12 Page 33 of 37

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Edward E. Reich
Acting Assistant Administrator for Enforcement
U.S. Environmental Protection Agency
401 M Street, SW
Washington, D.C. 20460

Julie Belaga
Regional Administrator
U.S. Environmental Protection Agency, Region I
One Congress Street
Boston, Massachusetts 02203

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FOR THE FEDERAL NATURAL RESOURCE TRUSTEES

John A. Knauss
Under Secretary for Oceans
Administrator, National Oceanic and Atmospheric Administration
Department of Commerce
Washington, D.C. 20230

Thomas A. Campbell
General Counsel
National Oceanic and Atmospheric Administration

9-22-91
Anton P. Giedt
Attorney/Advisor
Office of General Counsel
National Oceanic and Atmospheric Administration

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FOR THE COMMONWEALTH OF MASSACHUSETTS

FOR THE COMMONWEALTH OF MASSACHUSETTS
NATURAL RESOURCE TRUSTEE

Secretary
Executive Office of Environmental Affairs
Commonwealth of Massachusetts
100 Cambridge Street, 20th Floor
Boston, Massachusetts 02202

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FOR AVX CORPORATION

Marshall D. Butler
Chairman, Chief Executive Officer

Daniel J. Gleason
Nutter, McClennen & Fish

Mary K. Ryan
Nutter, McClennen & Fish
One International Place
Boston, Massachusetts 02110

Case 1:83-cv-03882-WGY Document 2617-2 Filed 10/10/12 Page 37 of 37

UNITED STATES
ENVIRONMENTAL PROTECTION AGENCY
EPA NEW ENGLAND

IN THE MATTER OF:
Aerovox
New Bedford, Bristol County,
Massachusetts

AVX CORPORATION,
Respondent

U.S. EPA Region 1
CERCLA Docket No. 01-2010-0017

Proceeding Under Sections 104, 106(a), 107 and 122 of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended,
42 U.S.C. §§ 9604, 9606(a), 9607 and 9622

Case 1:83-cv-03882-WGY Document 2617-3 Filed 10/10/12 Page 1APPENDIX B of 3

ee. “Site” shall mean the Aerovox property, encompassing approximately 10.3 acres, located at 740 Belleville Avenue, New Bedford, Bristol County, Massachusetts as depicted on the map attached hereto as Appendix C, and further described below:

> The **northern boundary** of the Site is the existing Aerovox northern property line, which is located approximately in the middle of the alley (Graham Street) between the Aerovox building and the Precix building as shown on Appendix C. This northern Site boundary line continues in a westerly direction until it intersects with the western property line, and in an easterly direction until it intersects with the mean high water (“MHW”) line along the Acushnet River.
>
> In its northeast corner, the Site boundary line follows the MHW line southward until it reaches the landward face of the stone seawall. The Site boundary line then continues easterly along the landward face of the stone seawall, then turning southerly at the northeast corner of the stone seawall. The Site boundary line then continues southerly for approximately ten feet until it is due east of the northeastern corner of the sheet pile wall. The Site boundary line then continues due west approximately ten feet until it intersects the northeastern corner of the sheet pile wall. The stone seawall and the land area on the river side of the boundary line in the northeast corner is part of the New Bedford Harbor Superfund Site, and is NOT part of the Site.
>
> The **eastern boundary** of the Site is the existing sheet pile wall (inclusive of such wall) running generally in a north-south orientation along the Acushnet River. The land area on the eastern (*i.e.*, river) side of this sheet pile wall is part of the New Bedford Harbor Superfund Site, and is NOT part of the Site.
>
> The **southern boundary** of the Site is the existing Aerovox southern property line, which is located approximately in the middle of Hadley Street as shown on Appendix C. This southern Site boundary line continues in a westerly direction until it intersects with the western property line, and in an easterly direction until it intersects with the southeastern corner boundary line described below.
>
> In its southeast corner, the Site boundary line extends from the southwestern terminus of the sheet pile wall due south approximately 10 feet until it intersects with the southern Site boundary line.
>
> The **western boundary** of the Site is the existing Aerovox western property line.
>
> The “Site” referred to herein is physically separate and distinct from the New Bedford Harbor Superfund Site.

Case 1:83-cv-03882-WGY Document 2617-3 Filed 10/10/12 Page 2 of 3

N/F
Acushnet Rubber Company
(Precix)
Stone Bound found
P.K. Nail Found on Streetline 0.2' from Center
S 89°19'22" E
1,073' +/-
1,034.76
granite curb
concrete retaining wall w/chain link fence
metal stairs
3 story brick building
2 story brick building
1 story wood frame storage & loading area
metal building
concrete block storage building
concrete walk
chain link fence
bituminous concrete parking area
concrete fence
wood stairs & deck
guide rail
guard shack
steel pile retaining wall
concrete swale
Acushnet River
Belleville Avenue
433.58'
S 89°10'05" W
905.04'
948' +/-
PK Nail found on line
split rail fence
edge of pavement
N/F
Acushnet Company
(Titleist)

LEGEND	
SITE FEATURES	
⊗	WATER GATE/VALVE
⊙	FIRE HYDRANT
—o—	CHAIN LINK FENCE
SITE BOUNDARIES	
— · —	PROPERTY LINE
———	SHEET PILE
○○○○○	STONE WALL
━━━	NE & SE CORNER SITE BOUNDARY LINE

Notes:

1. Bearings as depicted hereon are based upon the maps referenced in note 2.
2. Reference is made to the following maps:
   A. Plan of Land in New Bedford, Tibbetts Engineering Corp., Surveyors, dated March 20, 1964 and revised March 22, 1968, Sheets 1-4, Land Court NO. 33314A.
   B. Plan of Land in New Bedford, Tibbetts Engineering Corp., Surveyors, scale 1"=120', dated June 14, 1976 and revised December 26, 1990. Sheets 1 and 2 of 2, Land Court No. 39434A.
   C. Plan Showing 15 Foot Wide Utility Easement Over Land Court Lot 17164A of Aerovox Corp. in New Bedford, Mass., Surveyed for Acushnet Process Company, scale 1"=50', dated February 14, 1968, prepared by Tibbetts Engineering Corp., New Bedford, Mass., Land Court Document No. 27932.
3. Property is subject to a 15' Utility Easement in Favor of the Acushnet Process Company as recorded in Land Court Document No. 27932.
4. Property is subject to rights in favor of the Acushnet Company to use the northerly half of Way as recorded in Book 91 Page 315.
5. Elevations as depicted hereon are based upon the National Geodetic Vertical Datum of 1929, holding RM 2 with a published elevation of 17.063 feet as depicted on Flood Insurance Rate Map, City of New Bedford, Massachusetts, Bristol County, Panel 7 of 15, Community Panel Number 255216 0007 B, with a revision date of January 5, 1984.

GRAPHIC SCALE:
40 0 40 80

DEPARTMENT OF THE ARMY
NEW ENGLAND DISTRICT
CORPS OF ENGINEERS
CONCORD, MASSACHUSETTS
FILE: NBH-AI-C101

DECEMBER 2009
AEROVOX SITE MAP
NEW BEDFORD, MASSACHUSETTS
APPENDIX C

Case 1:83-cv-03882-WGY Document 2617-3 Filed 10/10/12 Page 3 of 3

APPENDIX C.1.

_______ __, 201_

Re: In the Matter of New Bedford Harbor Superfund Site, Upper and Lower Harbor Operable Unit; AVX Corporation, Respondent; Proceeding Under Section 106(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9606(a))

Dear Sir/Madam:

I am the Chief Financial Officer of AVX Corporation, 1 AVX Boulevard, Fountain Inn, SC 29644 (the "Company"). This letter is in support of the Company's use of a financial test to demonstrate financial assurance for the obligations of the Company under that certain Supplemental Consent Decree (the "Consent Decree"), dated _______________, Docket No. _______ between the Company and the United States and the Commonwealth of Massachusetts entered pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, U.S.C. § 9601 *et seq.* ("CERCLA"). This letter confirms the Company's satisfaction of certain financial criteria, as set forth more fully below, that makes the Company eligible to utilize the financial test as financial assurance under the Consent Decree.

1. The dollar amount of financial assurance required by Paragraph 11 of the Consent Decree and covered by the Company's use of the financial test is $232,900,000.

2. The Company is a signatory to the following CERCLA settlements (other than the Consent Decree) under which the Company is providing financial assurance to EPA through the use of a financial test. The total dollar amount of such financial assurance covered by a financial test is equal, in the aggregate, to $5,380,000, and is shown for each such settlement as follows:

   Olean Superfund Site: $380,000; and

   Sullivan's Ledge Superfund Site, Operable Unit 2: $5,000,000.

3. The Company is the owner and/or operator of the following facilities for which the Company has demonstrated financial assurance through a financial test, including but not limited to hazardous waste Treatment, Storage, and Disposal ("TSD") facilities under 40 CFR parts 264 and 265, Municipal Solid Waste Landfill ("MSWLF") facilities under 40 CFR part 258, Underground Injection Control ("UIC") facilities under 40 CFR part 144, Underground Storage Tank ("UST") facilities under 40 CFR part 280, and Polychlorinated Biphenyl

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 1 of 12

Regional Financial Management Officer
U.S. Environmental Protection Agency
Region 1, New England
________ __, 201_
Page 2

("PCB") storage facilities under 40 CFR part 761. The total dollar amount of such financial assurance covered by a financial test is equal, in the aggregate, to $0.00, and is shown for each such facility as follows: NONE.

4. The Company guarantees the CERCLA settlement obligations and/or the MSWLF, TSD, UIC, UST, PCB, and/or other facility obligations of the following guaranteed parties. The total dollar amount of such CERCLA settlement and regulated facility obligations so guaranteed is equal, in the aggregate, to $0.00, and is shown for each such settlement and/or facility as follows: NONE.

5. The Company is required to file a Form 10K with the Securities and Exchange Commission ("SEC") for the Company's latest fiscal year.

6. The Company's fiscal year ends on March 31. I hereby certify that the figures for the following items marked with an asterisk are derived from the Company's independently audited, year-end financial statements for its latest completed fiscal year, ended March 31, 2012, and further certify as follows:

($ in millions)

A.	The aggregate total of the dollar amounts shown in Paragraphs 1 through 4 above equals:	$238.3
B.	Company's total liabilities equal [if any portion of the aggregate dollar amount from line A is included in total liabilities, you may deduct the amount of that portion from this line and add that amount to lines C and D]:	$347.3*
C.	Company's tangible net worth [2,120.8* - 162.7* - 78.2*] equals:	$1,879.9*
D.	Company's net worth equals:	$2,120.8*
E.	Company's current assets equal:	$1,727.1*
F.	Company's current liabilities equal:	$297.1*
G.	Company's net working capital [1,727.1* – 297.1*] equals:	$1,430.0*
H.	Sum of Company's net income plus depreciation, depletion, and amortization [152.8* + 46.9*] equals:	$199.7*

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 2 of 12

Regional Financial Management Officer
U.S. Environmental Protection Agency
Region 1, New England
________ __, 201_
Page 3

I.	Company's total assets in the U.S. equal (required only if less than 90% of Company's assets are located in the U.S.):...........	$1,768.9
J.	Is line C at least $10 million? (Yes/No):..................................	Yes
K.	Is line C at least 6 times line A? (Yes/No):	Yes
L.	Is line G at least 6 times line A? (Yes/No):..............................	Yes
M.	Are at least 90% of Company's assets located in the U.S.? (Yes/No): .... If "No," complete line N.	No
N.	Is line I at least 6 times line A? (Yes/No):	Yes
O.	Is line B divided by line D less than 2.0? (Yes/No):.................	Yes
P.	Is line H divided by line B greater than 0.1? (Yes/No):............	Yes
Q.	Is line E divided by line F greater than 1.5? (Yes/No):.............	Yes

I hereby certify that, to the best of my knowledge after thorough investigation, the information contained in this letter is true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

Very truly yours,

Kurt P. Cummings
Chief Financial Officer
Vice President, Treasurer and Secretary
___________ __, 201_

[NOTARY BLOCK]

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 3 of 12

Regional Financial Management Officer
U.S. Environmental Protection Agency
Region 1, New England
________ __, 201_
Page 4

cc:

Mr. Curt Spalding
Regional Administrator
U.S. Environmental Protection Agency
Region 1, New England
5 Post Office Square. Suite 100
Boston, Massachusetts 02109

2131504.3

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 4 of 12

EPA United States Environmental Protection Agency

CERCLA Financial Assurance Financial Test:
Sample CFO Letter (for Test Alternative 1)

[PRP Letterhead]

[Address Block]   [Date]
____
____
____

Dear [________]:

I am the chief financial officer of [name and address of PRP] (the "Company"). This letter is in support of the Company's use of a financial test to demonstrate financial assurance for the obligations of the Company under that certain [Consent Decree (the "Consent Decree")], dated _________ ___, _____, Docket No. [_______], between the PRP and EPA, entered pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9607 et seq. ("CERCLA"). This letter confirms the Company's satisfaction of certain financial criteria, as set forth more fully below, that makes the Company eligible to utilize the financial test as financial assurance under the Consent Decree.

[*Fill out the following five paragraphs regarding CERCLA settlements, RCRA facilities, TSCA facilities, SDWA facilities, and associated financial assurance requirements. If the Company has no CERCLA settlement or RCRA/TSCA/SDWA facility obligations that belong in a particular paragraph, write "None" in the space indicated. For each settlement and facility, include its settlement Docket No. or EPA Identification Number, as the case may be, and the financial assurance dollar amount associated with such settlement and/or facility.*]

1. The dollar amount of financial assurance required by Paragraph [___] of the Consent Decree and covered by the Company's use of the financial test is [$________________].

2. The Company is a signatory to the following CERCLA settlements (other than the Consent Decree) under which the Company is providing financial assurance to EPA through the use of a financial test. The total dollar amount of such financial assurance covered by a financial test is equal, in the aggregate, to [$______], and is shown for each such settlement as follows:

3. The Company is the owner and/or operator of the following facilities for which the Company has demonstrated financial assurance through a financial test, including but not limited to hazardous waste Treatment, Storage, and Disposal ("TSD") facilities under

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 5 of 12

APPENDIX C.2.

40 CFR parts 264 and 265, Municipal Solid Waste Landfill ("MSWLF") facilities under 40 CFR part 258, Underground Injection Control ("UIC") facilities under 40 CFR part 144, Underground Storage Tank ("UST") facilities under 40 CFR part 280, and Polychlorinated Biphenyl ("PCB") storage facilities under 40 CFR part 761. The total dollar amount of such financial assurance covered by a financial test is equal, in the aggregate, to [$_____], and is shown for each such facility as follows:

4. The Company guarantees the CERCLA settlement obligations and/or the MSWLF, TSD, UIC, UST, PCB, and/or other facility obligations of the following guaranteed parties. The total dollar amount of such CERCLA settlement and regulated facility obligations so guaranteed is equal, in the aggregate, to [$_____], and is shown for each such settlement and/or facility as follows:

5. The Company [insert "is required" or "is not required"] to file a Form 10K with the Securities and Exchange Commission ("SEC") for the Company's latest fiscal year.

6. The Company's fiscal year ends on [month, day]. I hereby certify that the figures for the following items marked with an asterisk are derived from the Company's independently audited, year-end financial statements for its latest completed fiscal year, ended [date], and further certify as follows:

A. The aggregate total of the dollar amounts shown in Paragraphs 1 through 4 above equals [$____].

*B. Company's total liabilities equal [if any portion of the aggregate dollar amount from line A is included in total liabilities, you may deduct the amount of that portion from this line and add that amount to lines C and D]: [$____]

*C. Company's tangible net worth equals: [$____]

*D. Company's net worth equals: [$____]

*E. Company's current assets equal: [$____]

*F. Company's current liabilities equal: [$____]

G. Company's net working capital [line E minus line F] equals: [$____]

*H. Sum of Company's net income plus depreciation, depletion, and amortization equals: [$____]

*I. Company's total assets in the U.S. equal (required only if less than 90% of Company's assets are located in the U.S.): [$____]

J. Is line C at least $10 million? (Yes/No): [____]

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 6 of 12

K. Is line C at least 6 times line A? (Yes/No): [____]

L. Is line G at least 6 times line A? (Yes/No): [____]

*M. Are at least 90% of Company's assets located in the U.S.? (Yes/No): [____]
If "No," complete line N.

N. Is line I at least 6 times line A? (Yes/No): [____]

O. Is line B divided by line D less than 2.0? (Yes/No): [____]

P. Is line H divided by line B greater than 0.1? (Yes/No): [____]

Q. Is line E divided by line F greater than 1.5? (Yes/No): [____]

I hereby certify that, to the best of my knowledge after thorough investigation, the information contained in this letter is true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

__________________ [Signature]

__________________ [Name]

__________________ [Title]

__________________ [Date]

[NOTARY BLOCK]

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 7 of 12

CERCLA Financial Assurance Financial Test:
Sample CPA Report (for Test Alternative 1)

[CPA Letterhead]

Independent Accountants' Report
on Applying Agreed-Upon Procedures

To the Board of Directors and Management of [________]:

We have performed the procedures outlined below, which were agreed to by [PRP] (the "Company"), to assist the Company in confirming selected financial data contained in the attached letter from [___________], the Company's Chief Financial Officer, dated [__________], to the Regional Administrator, United States Environmental Protection Agency, Region [__] (the "CFO Letter"). We have been advised by the Company that the CFO Letter has been or will be submitted to the United States Environmental Protection Agency ("EPA") in support of the Company's use of a financial test to demonstrate financial assurance for the Company's obligations under that certain Consent Decree (the "Consent Decree"), dated _________ ___, _____, Docket No. [_______], between the Company and EPA. The procedures outlined below were performed solely to assist the Company in complying with the financial assurance requirements contained in the Consent Decree.

This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of those parties specified in this report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

The procedures we performed and our associated findings are as follows:

1. We confirm that we have audited the consolidated financial statements of the Company as of and for the fiscal year ended [December 31, 200_] in accordance with U.S. generally accepted accounting principles (such audited, consolidated financial statements, the "Audited Financials"). Our report dated [______________], with respect thereto, is included in the Company's [200_] Annual Report on Form 10-K.

2. Using data set forth in the Audited Financials, we calculated the amount of the Company's total liabilities as of [December 31, 200_] as [$___________], by [adding total current liabilities of [$___________] to total non-current liabilities of [$___________]]. We compared the amount of the Company's total liabilities as so calculated with the amount set forth in Line 6(B) of the CFO Letter ("Total Liabilities"), and found such amounts to be in agreement.

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 8 of 12

APPENDIX C.3.

3. Using data set forth in the Audited Financials, we calculated the amount of the Company's tangible net worth as of [December 31, 200_] as [$___________], by [subtracting the amount of net intangible assets of [$___________] from the amount of total stockholders' equity of [$__________]]. We compared the amount of the Company's tangible net worth as so calculated with the amount set forth in Line 6(C) of the CFO Letter ("Tangible Net Worth"), and found such amounts to be in agreement.

4. We compared the amount of the Company's net worth as of [December 31, 200_], as defined and set forth in the Audited Financials and as calculated therein as [$__________], with the amount set forth in Line 6(D) of the CFO Letter ("Net Worth"), and found such amounts to be in agreement.

5. We compared the amount of the Company's total current assets as of [December 31, 200_], as defined and set forth in the Audited Financials and as calculated therein as [$__________], with the amount set forth in Line 6(E) of the CFO Letter ("Current Assets"), and found such amounts to be in agreement.

6. We compared the amount of the Company's total current liabilities as of [December 31, 200_], as defined and set forth in the Audited Financials and as calculated therein as [$__________], with the amount set forth in Line 6(F) of the CFO Letter ("Current Liabilities"), and found such amounts to be in agreement.

7. Using data set forth in the Audited Financials, we calculated the amount of the Company's net working capital as of [December 31, 200_] as [$___________], by [subtracting total current liabilities of [$___________] from total current assets of [$___________]]. We compared the amount of the Company's net working capital as so calculated with the amount set forth in Line 6(G) of the CFO Letter ("Net Working Capital"), and found such amounts to be in agreement.

8. Using data set forth in the Audited Financials, we calculated the sum of the Company's net income plus depreciation, depletion, and amortization as of [December 31, 200_] as [$___________], by [adding depreciation, depletion, and amortization of property and intangibles of [$___________] to net income of [$___________]]. We compared the sum of the Company's net income plus depreciation, depletion, and amortization as so calculated with the amount set forth in Line 6(H) of the CFO Letter ("Net Income Plus Depreciation, Depletion, and Amortization"), and found such amounts to be in agreement.

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 9 of 12

9. We compared the amount of the Company's total assets located in the United States as of [December 31, 200_] of [$____________] (as such amount was derived by the Company from its underlying accounting records that support the Audited Financials and notified to us in writing) with the amount set forth in Line 6(I) of the CFO Letter, and found such amounts to be in agreement. **OR** We calculated the percentage of Company assets located in the United States as of [December 31, 200_] by dividing the amount of the Company's total assets located in the United States of [$____________] (as such amount was derived by the Company from its underlying accounting records that support the Audited Financials and notified to us in writing) by the amount of the Company's total assets as defined and set forth in the Audited Financials, and found such percentage to be greater than 90%.

10. Our calculation of the amount of the Company's tangible net worth (as set forth in Line 3 above) is [greater to or equal than] [less than] $10 million.

11. The dollar amount identified in Line 6(A) of the CFO Letter is hereinafter referred to as the "Financial Assurance Amount." Our calculation of the amount of the Company's tangible net worth (as set forth in Line 3 above) is [greater to or equal than] [less than] an amount calculated as six times the Financial Assurance Amount.

12. Our calculation of the amount of the Company's net working capital (as set forth in Line 7 above) is [greater to or equal than] [less than] an amount calculated as six times the Financial Assurance Amount.

13. [Complete Line 13 only if less than 90% of Company's assets are located in the United States] Our calculation of the amount of the Company's total assets located in the United States (as set forth in Line 9 above) is [greater to or equal than] [less than] an amount calculated as six times the Financial Assurance Amount.

14. Our calculation of the amount of the Company's total liabilities (as set forth in Line 2 above) divided by our calculation of the amount of the Company's net worth (as set forth in Line 4 above) is [greater than] [less than] 2.0.

15. Our calculation of the sum of the Company's net income plus depreciation, depletion, and amortization (as set forth in Line 8 above) divided by our calculation of the amount of the Company's total liabilities (as set forth in Line 2 above) is [greater than] [less than] 0.1.

16. Our calculation of the amount of the Company's total current assets (as set forth in Line 5 above) divided by our calculation of the amount of the Company's total current liabilities (as set forth in Line 6 above) is [greater than] [less than] 1.5.

The foregoing agreed-upon procedures do not constitute an audit of the Company's financial statements or any part thereof, the objective of which is the expression of

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 10 of 12

opinion on the financial statements or a part thereof. Accordingly, we do not express such an opinion. Had be performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Board of Directors and Management of the Company and is not intended to be and should not be used by anyone other than these specified parties; provided, however, that we acknowledge and agree that the Company may provide this report to the United States Environmental Protection Agency in support of the Company's financial assurance demonstration under the Consent Decree.

____________________ [Signature]

____________________ [Name]

____________________ [Date]

Case 1:83-cv-03882-WGY Document 2617-4 Filed 10/10/12 Page 11 of 12

APPENDIX C.4.

_______ __, 201_

Re: In the Matter of New Bedford Harbor Superfund Site, Upper and Lower Harbor Operable Unit; AVX Corporation, Respondent; Proceeding Under Section 106(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9606(a))

Dear Sir/Madam:

I hereby certify, based on AVX Corporation's [insert reference to the most recent financial statements] and based on a reasonable inquiry, that I am not aware of any transactions or events likely to arise between today and the end of the AVX's current fiscal quarter ending on [insert date] that will materially impair AVX's ability to make the payments on the outstanding balance due under Paragraph 7 of the Supplemental Consent Decree.

I certify that the information contained in this letter is true, accurate and complete. I am aware that there are significant penalties for submitting false information including the possibility of fine and imprisonment for knowing violations.

Very truly yours,

Kurt P. Cummings
Chief Financial Officer
Vice President, Treasurer and Secretary
___________ __, 201_

cc:

Mr. Curt Spalding
Regional Administrator
U.S. Environmental Protection Agency
Region 1, New England
5 Post Office Square. Suite 100
Boston, Massachusetts 02109

2137529.1

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